EXHIBIT 99.7
VIDEO TRANSCRIPT
The following is a transcript of a videotaped conversation between Greg Dukat, President and CEO of Indus International, Inc., and Vince Burkett, President and CEO of MDSI Mobile Data Solutions, Incorporated, that was made available on October 23, 2006 to employees of Indus and MDSI on their respective internal company websites.
Before accessing this video on Indus’s internal website, its employees were provided and asked to read the following information that was placed above the link to the video:
In connection with the proposed transaction, the Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement that will contain information about the Company, Parent, Merger Sub, the proposed Merger and related matters. The information in this Video is not a substitute for the proxy statement, and STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement and a proxy card from the Company by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company.
The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger. Parent and Merger Sub may also be deemed participants in such solicitation. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement filed with the SEC on September 7, 2006. Information regarding any interests that the Company’s directors and executive officers may have in the Merger will be set forth in the proxy statement that the Company intends to file with the SEC in connection with the proposed Merger.
TRANSCRIPT
Greg Dukat:
Hello, I’m Greg Dukat, President and CEO of Indus International.
Vince Burkett:
Hi, and I’m Vince Burkett, President and CEO of MDSI. We’re happy to be here to talk about a transaction that’s exciting for both of our companies that was announced a little earlier today.

Mr. Dukat:
As you are now aware, the Indus Board of Directors has accepted an offer to go private by Vista Equity Partners, a leading private equity firm. Upon closure of the transaction, we will be combined with a company called MDSI, a leading provider of mobility solutions and workforce optimization. The combined companies will provide a world leader in providing solutions for utilities, telco, broadband and other marketplaces. We think this will enhance our service delivery management solutions overall and provide tremendous value to our customers.
Mr. Burkett:
Like Indus, MDSI has been a leader in the utility marketplace, providing workforce management and optimization solutions for many years. Additionally, we’ve done tremendous work in the communications, broadband and satellite marketplaces. We believe the combined companies can be first to bring this highly synergistic service delivery management model to these industries on a global basis.
Mr. Dukat:
This combination is made possible by the financial and stability of Vista Equity Partners. They manage over a billion dollars in funds today and help many companies achieve their strategic business plans. We believe the combination of the two companies will provide stability and a long term view. We think the benefits of that are our ability to focus on the future, have clarity in our long-term business plan, and prove customer satisfaction and employee satisfaction and have higher levels of execution. I’d like to tell the MDSI employees a little bit about Indus. Indus has been around 30 years, has been a publicly-trade company since 1995. We have over 620 employees headquartered in Atlanta, Georgia. We have over 300 customers, many of which are in the utilities base, as a matter of fact, over 70% market share of the utilities with more than a million customers.
Mr. Burkett:
And for the Indus folks, a little bit about MDSI. We were founded in 1993. We’re based here in Vancouver, British Columbia, we have offices all over the world. Through our Advantex mobile workforce platform and our 275 professionals, we service over 100 customers and one hundred thousand users. In 2005 we too were taken private by Vista Equity Partners and I can tell you as somebody who has been a part of the Vista family for over six years that Vista’s going to be instrumental and helpful in our success going forward. On behalf of all the folks at MDSI, I wanted to tell the folks at Indus that we’re delighted to be a part of this business combination and we look forward to working with you going into the future.
Mr. Dukat:
I’m sure many of you want to hear more great things about the exciting news and there are several ways to get more information. First, there’s a Town Hall

Meeting for MDSI and a webcast for the Indus folks. In addition, we’ve prepared documents to help you deliver this information to our customers through Key Messaging and Frequently Asked Questions. So please take the liberty to look through those and look through this exciting news and we look forward to giving you more information in the future.
[Message at the end of the video]
For additional information about the combination of Indus and MDSI, including Key Messages and Frequently Asked Questions, please visit our respective corporate intranets at:
http://thevillage.mdsi.bc.ca/
http://www.indus-web.com/